Exhibit 10.2

April 10, 2007

Dear Stockholders:

We are writing to provide you with the most current information on our plans to provide shareholders with the ability to buy or sell shares of our common stock.  As you know, we unsuccessfully attempted to complete a traditional initial public offering (IPO) last summer.  As a result, we have since evaluated other options for liquidity, and have determined that our best option at this time is to directly list our shares on the OTC Bulletin Board with the intent of moving to The NASDAQ Capital Market once we qualify.  We are able to establish a public trading market without an IPO due to the present size of the Company and the number of shareholders of record.  We are currently in the application process, and hope to have a trading market sometime in May 2007.

The process of applying for listing requires several steps including filing the application, obtaining brokerage firms as market makers and meeting certain legal regulations.  Once we are approved for listing you will be able to buy or sell the stock by contacting a licensed broker.

We do want to note a few important points.  First, this is not an IPO.  Therefore, we are undertaking this listing process without underwriters to “sell” our stock.  Additionally we will not be selling any shares from the Company.  As a result, the “float,” or shares available for trading, will only be those presently held by our individual shareholders such as yourselves.  As a result, there is no guarantee that there will be an active market at any time.  Additionally, this is the first step in a long process of establishing an active trading market.  While we plan to put a proactive communications plan in place to alert potential investors to the listing of the Bidz.com, Inc. shares, we will not be conducting a traditional road show, and thus it will likely take time to raise the awareness of the Company with the institutional investor community.

Second, also because we are not doing a traditional IPO, there will not be a set pricing range, and the initial bid and subsequent trades will be made based on supply and demand in the market.  We cannot guarantee that these prices will be reflective of what we believe to be the fair value of the Company.  In particular, in the initial phase of trading, if there are a large number of shareholders that choose to sell their shares, this may place significant downward pressure on the price.

Finally, we want to assure you that the management of Bidz.com and the Company’s Board of Directors have no intention of selling shares at the current time.

As we have stated repeatedly, the management of Bidz.com has been committed to providing you with a mechanism for liquidity.  Our original preference was to take the route of an IPO but unfortunately due to reasons which we’ve discussed in the past, we were unsuccessful in achieving that goal.  We believe applying to directly list on NASDAQ is the best alternative at this time, as it will provide a solution for those shareholders with an immediate need for liquidity.

We are excited to move forward with this listing process and to provide you with a mechanism for liquidity.  We look forward to a long and successful future as a public company.  We would like to thank all of our shareholders for your continued support over these past several years.

For your convenience, we have provided a list of questions and answers regarding the process.  Should you have further questions concerning your investment, please contact Bidz.com Investor Relations at 310.280.7347.

Sincerely,

/s/ DAVID ZINBERG	/s/ LAWRENCE KONG

David Zinberg	Lawrence Kong
Chief Executive Officer	Chief Financial Officer

Bidz.com, Inc.

3562 Eastham Dr.

Culver City, CA  90232

310-280-7373